SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No. 2
                                              ---

                    Under the Securities Exchange Act of 1934

                             EXTREME NETWORKS, INC.
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    30226D106
                                 --------------
                                 (CUSIP Number)

                                  Austin Grose
                            One First Street, Suite 2
                               Los Altos, CA 94022
                                 (650) 917-5905
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                October 19, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 14 pages

CUSIP No. 30226D106                    13D                    Page 2 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Associated Venture Investors III, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     WC
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        610,056
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      -0-
Person With
                                        (9)  Sole Dispositive Power   610,056

                                       (10)  Shared Dispositive Power -0-

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     610,056
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     1.23%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 3 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     AVI - Silicon Valley Partners, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     AF
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power         41,971
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power       -0-
Person With
                                        (9)  Sole Dispositive Power    41,971

                                       (10)  Shared Dispositive Power  -0-

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     41,971
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     0.08%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 4 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     AVI Partners Growth Fund II, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     WC
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        111,922
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      -0-
Person With
                                        (9)  Sole Dispositive Power   111,922

                                       (10)  Shared Dispositive Power -0-

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     111,922
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     0.23%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 5 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     AVI Management Partners III, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     WC
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        763,949
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      -0-
Person With
                                        (9)  Sole Dispositive Power   763,949

                                       (10)  Shared Dispositive Power -0-

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     763,949
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     1.54%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 6 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     AVI Capital, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     WC
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        3,787,253
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      -0-
Person With
                                        (9)  Sole Dispositive Power   3,787,253

                                       (10)  Shared Dispositive Power -0-

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     3,787,253
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     7.62%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 7 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     AVI Capital Management, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     WC
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        3,787,253
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      -0-
Person With
                                        (9)  Sole Dispositive Power   3,787,253

                                       (10)  Shared Dispositive Power -0-

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     3,787,253
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     7.62%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 8 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Peter L. Wolken
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     AF
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      4,551,202
Person With
                                        (9)  Sole Dispositive Power   -0-

                                       (10)  Shared Dispositive Power 4,551,202

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     4,551,202
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     9.15%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                    Page 9 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Brian J. Grossi
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     AF
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      4,551,202
Person With
                                        (9)  Sole Dispositive Power   -0-

                                       (10)  Shared Dispositive Power 4,551,202

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     4,551,202
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     9.15%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 30226D106                    13D                   Page 10 of 14 Pages

--------------------------------------------------------------------------------

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Barry M. Weinman
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group       (a):
                                                            (b)X
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Source Of Funds*

     AF
--------------------------------------------------------------------------------
(5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

--------------------------------------------------------------------------------
(6)  Citizenship Or Place Of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number Of Shares                        (7)  Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                       (8)  Shared Voting Power      4,551,202
Person With
                                        (9)  Sole Dispositive Power   -0-

                                       (10)  Shared Dispositive Power 4,551,202

(11) Aggregate Amount Beneficially Owned By Each Reporting Person

     4,551,202
--------------------------------------------------------------------------------
(12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(13) Percent Of Class Represented By Amount In Row (11)

     9.15%
--------------------------------------------------------------------------------
(14) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 11 of 14 Pages

ITEM 1. SECURITY AND ISSUER

        Class of Securities:        Common Stock

        Issuer:                     Extreme Networks, Inc.

        Principal Address:          3585 Monroe Street
                                    Santa Clara, California 95051


ITEM 2. IDENTITY AND BACKGROUND

         (a)-(c) The undersigned hereby file this Amendment to Schedule 13D on behalf of Associated Venture Investors III, L.P. ("AVI III"), AVI - Silicon Valley Partners, L.P. ("AVISVP"), AVI Partners Growth Fund II, L.P. ("AVGPF II"), AVI Management Partners III, L.P. ("AVIMP III"), AVI Capital, L.P. ("AVIC"), AVI Capital Management, L.P. ("AVICM"), Peter L. Wolken ("PLW"), Brian
J. Grossi ("BJG") and Barry M. Weinman ("BMW"). The principal business and office address for each of the above is One First Street, Suite 2, Los Altos, California 94022. AVI III, AVISVP, AVIPGFII and AVIC are venture capital investment partnerships. AVIMP III is the general partner of AVI III, AVISVP and AVIPGFII. AVICM is the general partner of AVIC. PLW, BJG and BMW are general partners of AVIMP III and AVICM.

         (d)-(e)  Not Applicable

         (f) AVIIII, AVISVP, AVIPGFII, AVIMP III, AVIC and AVICM are California limited partnerships. PLW, BJG and BMW are citizens of the United States.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The purchases by AVI III, AVISVP, AVIPGFII and AVIC were made from working capital.


ITEM 4. PURPOSE OF TRANSACTION

         The acquisitions of the securities of the Issuer by AVI III, AVISVP, AVIPGFII and AVIC were made for investment.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a)
                  AVI III is the direct beneficial owner of 610,056 shares of Common Stock, or approximately 1.23% of the shares deemed outstanding by the Issuer (49,716,379) as reported n the Company's 10K as filed on September 24, 1999. AVISVP is the direct beneficial owner of 41,971 shares of Common Stock, or approximately 0.08% of the shares deemed outstanding by the Issuer (49,716,379) as reported n the Company's 10K as filed on September 24, 1999. AVIPGFII is the direct beneficial owner of 111,922 shares of Common Stock, or approximately 0.23% of the shares deemed outstanding by the Issuer (49,716,379) as reported n the Company's 10K as filed on September 24, 1999. AVIC is the direct beneficial owner of 3,787,253 shares of Common Stock, or approximately 7.62% of the shares deemed outstanding by the Issuer (49,716,379) as reported n the Company's 10K as filed on September 24, 1999. On October 19, 1999, AVI III sold 101,195 shares of the Company's Common Stock. On October 19, 1999, AVISVP sold 6,982 shares of the Company's Common Stock. On October 19, 1999, AVIPGFII sold 18,566 shares of the Company's Common Stock. On October 19, 1999, AVIC sold 628,225 shares of the Company's Common Stock.

         (b)
                  The general partner of AVI III, AVISVP and AVIPGFII, AVIMP III, manages the shares held by AVI III, AVISVP and AVIPGFII. The general partner of AVIC, AVICM, manages the shares held by AVIC. PLW, BJG and

                                                             Page 12 of 14 Pages

         BMW, acting together, have the power to direct the vote and/or disposition of the shares held by AVI III, AVISVP, AVIPGFII and AVIC.

         (c)
                  Transactions effected in the past 60 days by the persons listed in Item 2 are disclosed in (a) above.

         (d)
                  Except as described in this Schedule 13D Statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by AVI III, AVISVP, AVIPGFII and AVIC.

         (e)
                  Not Applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

         To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any other person with respect to the securities of Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.


ITEM 7. EXHIBITS

        Exhibit A:  Joint Filing Statement.

                                                             Page 13 of 14 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Associated Venture Investors III, L.P.         AVI Management Partners III, L.P.

By: AVI Management Partners III, L.P.
    ITS GENERAL PARTNER                        By: /s/ Peter L. Wolken
                                                   -----------------------
                                                   General Partner

By: /s/ Peter L. Wolken
    -----------------------
    General Partner



Associated Venture Investors III, L.P.         AVI Capital, L.P.

By: AVI Management Partners III, L.P.          By: AVI Capital Management, L.P.
    Its General Partner                            Its General Partner

By: /s/ Peter L. Wolken                        By: /s/ Peter L. Wolken
    -----------------------                        -----------------------
    General Partner                                General Partner



AVI - Silicon Valley Investors, L.P.           AVI Capital Management, L.P.

By: AVI Management Partners III, L.P.
    Its General Partner
                                               By: /s/ Peter L. Wolken
                                                   -----------------------
By: /s/ Peter L. Wolken                            General Partner
    -----------------------
    General Partner


AVI Partners Growth Fund II, L.P.

By: AVI Management Partners III, L.P.
    Its General Partner

By: /s/ Peter L. Wolken
    -----------------------
    General Partner

    /s/ Peter L. Wolken                            /s/ Brian J. Grossi
    -----------------------                        -----------------------
    Peter L. Wolken                                Brian J. Grossi

    /s/ Barry M. Weinman
    -----------------------
    Barry M. Weinman

                                    EXHIBIT A                Page 14 of 14 Pages

                             Joint Filing Statement

         We, the undersigned, hereby express our agreement that the attached Amendment No. 1 to Schedule 13D is filed on behalf of each of us.


Associated Venture Investors III, L.P.         AVI Management Partners III, L.P.

By: AVI Management Partners III, L.P.
    ITS GENERAL PARTNER                        By: /s/ Peter L. Wolken
                                                   -----------------------
                                                   General Partner

By: /s/ Peter L. Wolken
    -----------------------
    General Partner



Associated Venture Investors III, L.P.         AVI Capital, L.P.

By: AVI Management Partners III, L.P.          By: AVI Capital Management, L.P.
    Its General Partner                            Its General Partner

By: /s/ Peter L. Wolken                        By: /s/ Peter L. Wolken
    -----------------------                        -----------------------
    General Partner                                General Partner



AVI - Silicon Valley Investors, L.P.           AVI Capital Management, L.P.

By: AVI Management Partners III, L.P.
    Its General Partner
                                               By: /s/ Peter L. Wolken
                                                   -----------------------
By: /s/ Peter L. Wolken                            General Partner
    -----------------------
    General Partner


AVI Partners Growth Fund II, L.P.

By: AVI Management Partners III, L.P.
    Its General Partner

By: /s/ Peter L. Wolken
    -----------------------
    General Partner

    /s/ Peter L. Wolken                            /s/ Brian J. Grossi
    -----------------------                        -----------------------
    Peter L. Wolken                                Brian J. Grossi

    /s/ Barry M. Weinman
    -----------------------
    Barry M. Weinman